Exhibit 10.33

[English translation for reference only]

Loan Agreement with Jinjiang Branch of Agricultural Bank of China
(No.: 35101201000000266) for RMB20 million

Borrower (full name): Guanke (Fujian) Electron Technological Industry Co., Ltd
Lender (full name): Jinjiang Branch of Agricultural Bank of China

The agreement is entered into on January 8, 2010 by and between the Borrower and the Lender for the mutual interest of both parties and in accordance with the laws and regulations of the People’s Republic of China.

Article 1 Lending

1 Type of Lending: Short-term loan for working capital
2 Purpose of Lending: Purchase of material and spare parts
3 Amount and Currency: RMB20 million
4 Terms of the Lending:

  (1)
Date of Extension				Date of Maturity
Year	Month	Date	Amount	Year	Month	Date	Amount
2010	1	8	RMB20 million	2011	1	7	RMB20 million

 (2) If the terms and the amount of loan shown on this agreement are different from the loan certificates, the latter one shall prevail. The loan certificate is a part of the contract.
 (3) If the loan is in foreign currency, then the Borrower shall pay back in the original currency.

5 Loan Interest Rate

The RMB denominated loan shall have a floating loan interest rate.
The borrowing rate shall fluctuate within 5% of the base interest rate, the annual rate is 5.5755% adjustable every three months. Five-year or shorter period of loans shall have an interest rate equivalent to the interest rate announced by the People’s Bank of China.

6  Interest Repayment

The interest shall be settled at the 20th day of each month. The Borrower should pay the accrued monthly interest on the interest settlement day and pay the outstanding interest on the maturity date of the loan.

Article 2 The Lender is entitled to refuse to issue loans in the absence of the following conditions:

1 Open a basic account under the management of the Lender;
2 Submission of all the loan application documents as required by the Lender;
3 If the loan is foreign currency, then the Borrower shall prepare additional documents for approval and registration
4 Mortgage or pledged loans shall submit an additional contract to guarantee the assets for the mortgage or pledge are effective

Article 3 Lender’s rights and obligations

1 The lender shall be able to learn the manufacturing, operation, financial, inventory and usage of loan by the Borrower, requiring the Borrower to provide financial reports periodically.
2 The lender may require advance repayment on conditions shown on item 7, 8 and 10 of Article 4.
3 The lenders may deduct the advance repayment from the Borrowers’ bank account.
4 If the amount of deposits under the Borrowers’ bank account is not enough to pay back the principal, the Lender could use the deposits to pay back the interest, default interest, principal or expenditures.
5 The borrower’ default in repayment could be disclosed by the Lender.
6 The lender is obliged to advance loans in accordance with the agreed dates and terms.

Article 4 Borrower’s rights and obligations

1 The Borrower shall obtain and use the amount of loans in accordance with terms stipulated in this agreement.
2 The Borrower shall use the bank account as defined in Article 2 to make settlement and deposits.
3 For foreign currency loans, the Borrower shall obtain approvals or registrations required by the regulators of the People’s Republic of China.
4 The Borrower shall repay in accordance with the repayment schedule stipulated in this agreement, or submit a written application for the extension of loans within 15days before due day. Upon approval by the Lender, a loan extension agreement shall be signed by the Borrower and the Lender.
5 Misappropriation of loans is not allowed.
6 The Borrower shall provide true, complete and effective financial reports to the Lender.
7 The Borrower shall inform the Lender any substantial changes in the corporate reform, spin-off, M&A, transferring of assets, bankruptcy, liquidation, establishment of joint ventures, or any other events that may affect the loan relationships between the Borrower and the Lender.
8 Lawsuits in connection with senior executives, suspension of operation, or deteriorating financial conditions of the Borrower shall immediately notify the Lender in writing and discuss measures to retrieve loans.
9 The Borrower is obliged to notify the Lender if it is to use its assets for a third-party to apply for mortgage loans.
10 The Borrower shall not transfer funds or equity to avoid repayment
11 The Borrower shall inform the Lender for its relocation of business, change of legal representative, change of Company name, or change of business scope.

12 The Borrower shall take necessary measures as agreed with the Lender in case the guarantor is required to suspend operations, cancel its business license, enter into a bankruptcy procedure, business loss, or the value of the assets for the mortgage loans is depreciated.
13 The Borrower shall assume responsibilities in connection with the legal service, insurance, transportation, appraisal and notarization as required by this agreement.

Article 5 Advance Repayment

Upon approval by the Lender, the Borrower can make repayment ahead of the agreed date. The interest rate is the same as the original loan rate agreed with the Borrower.

Article 6 Default

1 The Lender shall compensate for the losses of the Borrower for the failure to extend loans in accordance with the agreement. The amount of compensation shall be the same as the principal and interest incurred during the period of delay.

2 The Borrower shall pay additional interest to the Lender for the failure of repayment in time. The fine rate for the delayed repayment shall be 50% higher than the loan interest rate. For the deferred repayment of loan in RMB, if the loan interest rate for RMB rises during the deferred period, then the fine rate shall be 50% higher than the benchmark loan interest rate.

3 Misappropriation of the loans during the period may incur 100% higher in interest rate for the portion misappropriated.
4 Deferred repayment of loan interest may incur compound interest rate.
5 The Lender is entitled to review and request to stop any activities that may lead to default of obligations, advance repayment, return of the extended loans, or take measures to protect the safety of the loan
6 The Lender is entitled to stop extending loans on default of agreement by one guarantor.
7 The Borrower shall pay for the legal and travelling expenditures arising from the default.

Article 7 Guarantee
The guarantee method under this loan agreement is mortgage. The guarantee contract is signed separately. If the guarantee method is maximum mortgage, the guarantee contract No. is 35906200900002669.

Article 8 Arbitration
Disagreement or arbitration arising from the contract shall be resolved by (1)
(1)	local court of the Lender
(2)	arbitration through __ (name of the arbitration institution)

Article 9 Others
None

Article 10 Effectiveness
This agreement is effective from the date of signing by the two parties.

Article 11 Number of copies
This agreement has two copies with each party having one copy with the same legal power.

Article 12 Notice
The Lender has noticed the Borrower to review and have a complete and accurate understanding of this agreement. The two parties are agreeable with the definitions and terms set forth herewith.

Lender (common seal) :	Signed by or on behalf of (signature and seal):
Jinjiang Branch of Agricultural Bank of China	January 8,2010

Borrower (common seal):	Signed by or on behalf of (signature and seal):
Guanke (Fujian) Electron Technological Industry Co., Ltd	January 8,2010

Venue: Jinjiang Branch of Agricultural Bank of China